Exhibit 99.1

Fibrocell Science Prices Public Offering of Common Stock

Exton, PA, September 26, 2013 – Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications, today announced that it has priced an underwritten public offering of 11,000,000 shares of its common stock at a price of $4.10 per share for aggregate gross proceeds of $45.1 million, prior to underwriting discounts and offering expenses. The company has granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares to cover over-allotments, if any. The offering is expected to close on or about October 1, 2013, subject to satisfaction of customary closing conditions

Barclays is acting as sole book running manager and representative of the underwriters for the offering. Wedbush PacGrow Life Sciences and Griffin Securities are acting as co-managers for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from Barclays Capital Inc. by calling 1-888-603-5847, or by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by e-mail at Barclaysprospectus@broadridge.com.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications. Fibrocell Science is committed to advancing the scientific, medical and commercial potential of autologous skin and tissue, as well as its innovative cellular processing technology and manufacturing excellence. For additional information, please visit www.fibrocellscience.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. Forward-looking statements include, without limitation, the company’s ability to close the offering of its common stock described above. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.

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For more information, contact:

Fibrocell Contact:

Gregory Weaver

Chief Financial Officer

Fibrocell Science, Inc.

Tel: +1 484-713-6000

gweaver@fibrocellscience.com